EXHIBIT 23.2

White Plains Office
723 N. Broadway
White Plains, NY 10603
Tel: 914.428.5560
Fax: 914.428.6576

Port Washington, NY
Highlands Park, NJ
New York, NY

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in the Prospectus to the Registration Statement on Form S-4 being filed by JAG Media Holdings, Inc. of our report dated August 17, 2007, except for notes 2 and 12 for which the date is October 17, 2007, on the consolidated financial statements of Cryptometrics, Inc. and its subsidiary for the fiscal years ended April 30, 2007 and 2006. We also consent to the related reference to our firm under the caption “Experts” in the Prospectus included in this Registration Statement.

/s/ Seligson & Giannattasio, LLP

Seligson & Giannattasio, LLP
White Plains, New York
February 7, 2008